Exhibit 5.1

Reed Smith LLP Three Logan Square Suite 3100 1717 Arch Street Philadelphia, PA 19103 Tel +1 215 851 8100 Fax +1 215 851 1420 reedsmith.com

May 25, 2018

Bryn Mawr Bank Corporation 801 Lancaster Avenue Bryn Mawr, Pennsylvania 19010

Re:     Bryn Mawr Bank Corporation – Form S-3 Registration Statement and Prospectus Supplement Relating to Bryn Mawr Bank Corporation Third Amended and Restated Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

As your counsel, we have assisted in the preparation of the above-referenced registration statement (the "Registration Statement") and prospectus supplement (the “Prospectus Supplement”), filed by the Company on May 25, 2018 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

The Prospectus Supplement relates to 1,500,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Bryn Mawr Bank Corporation (the "Registrant") which may be issued pursuant to the Bryn Mawr Bank Corporation Third Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the "Plan"). We have examined the Registrant's Amended and Restated Articles of Incorporation, Amended and Restated By-Laws, minutes and such other documents, and have made such inquiries of the Registrant's officers, as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.

Based upon the foregoing, it is our opinion that the Registrant's Common Stock originally issued by the Registrant to eligible participants through the Plan, when issued and delivered as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

Our opinion is based (i) as to matters of law solely on applicable provisions of the laws of the Commonwealth of Pennsylvania, and we express no opinions as to any other laws, statutes, ordinances, rules or regulations, and (ii) on such corporate records as we deemed necessary or appropriate.

We hereby consent to the use of this opinion as Exhibit 5.1 to Registrant’s Current Report on Form 8-K, and incorporated by reference in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Reed Smith LLP

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